EXHIBIT 5.1


                               December 22, 1997

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117

     RE: OPINION OF COUNSEL AS TO LEGALITY OF 6,000,000 SHARES OF COMMON STOCK TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 6,000,000 shares of Common Stock, $.10 par value per share, of St. Jude Medical, Inc. (the "Company") offered to key employees, directors and consultants pursuant to the St. Jude Medical, Inc. 1997 Stock Plan (the "Plan").

     As general counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 6,000,000 shares of Common Stock to be offered to employees, directors and consultants by the Company under the Plan will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

     The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                         Very truly yours,

                                         LINDQUIST & VENNUM P.L.L.P.

                                         /s/ Lindquist & Vennum P.L.L.P.